HomeTrust Bancshares, Inc. Announces Fourth Quarter and Fiscal Year 2020 Financial Results and Quarterly Dividend
ASHEVILLE, N.C., July 27, 2020 - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the fourth quarter and fiscal year of 2020, approval of its quarterly cash dividend, and its updated response to the COVID-19 pandemic.
For the quarter ended June 30, 2020 compared to the corresponding quarter in the previous year:

•	net income was $3.6 million, compared to $8.0 million;

•	diluted earnings per share ("EPS") was $0.22, compared to $0.44;

•	return on assets ("ROA") was 0.39%, compared to 0.92%;

•	return on equity ("ROE") was 3.54%, compared to 7.87%;

•	provision for loan losses was $2.7 million, compared to $200,000;

•	noninterest income increased $377,000, or 5.5% to $7.2 million from $6.8 million;

•
organic net loan growth, which excludes one-to-four family loans transferred to held for sale, U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) loans, and purchases of home equity lines of credit, was $35.3 million, or 5.5% annualized compared to $56.0 million, or 8.9% annualized; and

•	quarterly cash dividends continued at $0.07 per share totaling $1.1 million.
For the fiscal year ended June 30, 2020 compared to the previous year:

•	net income was $22.8 million, compared to $27.1 million;

•	EPS was $1.30, compared to $1.46;

•	ROA was 0.63%, compared to 0.80%;

•	ROE was 5.54%, compared to 6.62%;

•	provision for loan losses was $8.5 million, compared to $5.7 million;

•	noninterest income increased $7.4 million, or 32.2% to $30.3 million from $22.9 million;

•	organic net loan growth was $183.3 million, or 7.1% compared to $228.6 million, or 9.7%; and

•	total deposits increased $458.5 million, or 19.7% to $2.8 billion from $2.3 billion.
Earnings during the three months and year ended June 30, 2020 were negatively impacted by a significant increase in the provision for loan losses based on the Company's assessment of COVID-19 on various macroeconomic factors. In addition, the decrease in interest rates over the past year has negatively affected the Company's net interest margin.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.07 per common share payable on September 3, 2020 to shareholders of record as of the close of business on August 20, 2020.
“Fiscal 2020 has certainly been one for the record books in two significant ways,” said Dana Stonestreet, Chairman, President and Chief Executive Officer. “In the first half of fiscal 2020 we achieved record results in earnings per share, annualized return on assets and return on equity along with annualized loan and deposit growth of 9% and 20%, respectively. Our team members execution of our strategy to transform HomeTrust from a historic rural thrift to a top quartile performing community commercial bank was setting new milestones. We entered the second half of the year with tremendous momentum and in February successfully completed the conversion and upgrade of our core technology systems after two years of arduous preparation.
“Then just two weeks later, the COVID-19 pandemic hit and we quickly pivoted around employee safety and customer needs. We set new records in change management as more than 375 employees or 70% of our workforce were set up with safe and effective technology to work from home. Our courageous team members continued taking good care of our customers by keeping drive-thrus open at all branch locations and lobbies open by appointment while implementing continuously changing safety protocols. In addition, they began making personal phone calls to customers to check in on them and their banking needs. Over 40,000 conversations resulted in many customers getting the debit cards and mobile banking services they needed while others greatly appreciated a caring conversation during their quarantine time. Our lending and credit teams were proactive in communicating with customers and providing payment deferrals, originating PPP loans and providing consultations and discussions on dealing with the impacts of the pandemic.

“We are so proud of the entire HomeTrust team for their dedication and personal sacrifices to find every way possible to serve and care for our customers and to support each other. Our people are truly the key to making HomeTrust always - Ready For What's Next!
“We enter fiscal 2021 with energy, enthusiasm and confidence that we will manage well through the impacts of the pandemic and continue maturing all of our new lines of business to achieve financial results that create shareholder value.”
Response to COVID-19

Loan Programs. In response to the current global situation surrounding the COVID-19 pandemic, the Company continues to offer a variety of relief options designed to support our customers and communities, including participating in the SBA's PPP loans. As of June 30, 2020, we had originated $80.7 million of PPP loans for 285 customers. Net origination fees on these loans were approximately $2.1 million which will be deferred and amortized into interest income over the life of the loans. Due to demand exceeding our capacity, we partnered with a third party to process and fund an additional $30.4 million of PPP loans for almost 900 customers. We are also continuing to work with our clients to assist them with accessing other borrowing options, including the Main Street Lending Program and other government sponsored lending programs, as appropriate.

Loan Modifications. The Company is closely monitoring the effects of COVID-19 on our loan portfolio and will continue to monitor all the associated risks to minimize any potential losses. HomeTrust Bank is offering payment and financial relief programs for borrowers impacted by COVID-19. These programs include loan payment deferrals for up to 90 days, waived late fees, and suspension of foreclosure proceedings and repossessions. We have received numerous requests from borrowers for some type of payment relief. As of July 22, 2020, we have processed and approved payment deferrals on loans totaling $585.0 million, or 21.1% of total loans. The breakout by loan type is as follows:

Payment Deferrals by Loan Types as of July 22, 2020				Percent of Total Loan Portfolio
(dollars in thousands)			Total Current Deferrals				Percent of Total Loan Portfolio
	1st Deferral(1)	2nd Deferral(2)			Out of Deferral(3)	Total Deferrals
Commercial real estate, construction and development, and commercial and industrial	$392,714	$82,147	$474,861	17.1%	$—	$474,861	17.1%
Equipment finance	20,428	1,488	21,916	0.8	21,925	43,841	1.6
One-to-four family	19,401	8,871	28,272	1.0	25,015	53,287	1.9
Other consumer loans	1,072	933	2,005	0.1	11,007	13,012	0.5
Total	$433,615	$93,439	$527,054	19.0%	$57,947	$585,001	21.1%
(1) Loans that have requested an initial payment deferral.
(2) Loans that have requested a second deferral after the original deferral period ended.
(3) Loans that have exited their deferral period.
In addition, the Company’s management has evaluated its loan portfolio and identified the following loan categories as potentially the most impacted by the COVID-19 pandemic:

Payment Deferrals In Higher Risk Loan Sub-Categories as of June 30, 2020
(dollars in thousands)			Percent of Dollars in Deferral	Percent of Total Loan Portfolio
	Total Deferrals	Total Balance
Lodging	$108,171	$118,729	91.1%	3.9%
Restaurants	28,044	45,560	61.6	1.0
Shopping centers	53,337	89,285	59.7	1.9
Other retail businesses	36,101	150,229	24.0	1.3
Equipment finance	43,841	229,239	19.1	1.6
Total	$269,494	$633,042	42.6%	9.7%
The Company does not have any exposure to oil/gas or credit cards at June 30, 2020.

We believe the steps we are taking are necessary to effectively manage our portfolio and assist our customers through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic. In addition, we will continue to work with our customers to determine the best option for repayment of accrued interest on the deferred payments.
Allowance for Loan Losses. The Company recorded a provision for loan losses of $2.7 million and $8.5 million for the three months and year ended June 30, 2020, respectively, compared to a $200,000 and $5.7 million provision in the corresponding periods in fiscal 2019. Approximately $4.3 million of the provision for the current year reflects probable credit losses related to COVID-19 based upon the conditions that existed as of June 30, 2020, including consideration for the recent downturn in certain leading economic indicators, such as the weaker stock market, lower manufacturing activity and retail sales, consumer confidence, and increases in unemployment with the remaining provision being driven by increased charge-offs and impairments in our commercial and equipment finance portfolios. The provision during the previous year was primarily related to one commercial customer relationship.
Branch Operations and Support Personnel. We have taken various steps to ensure the safety of our customers and our team members by continuing to limit branch activities to appointment only and use of our drive-up facilities, and by encouraging the use of our digital and electronic banking channels, all the while adjusting for evolving State and Federal guidelines. Many of our employees are continuing to work remotely or have flexible work schedules, and we have established protective measures within our offices to help ensure the safety of those employees who must work on-site.
Capital. At June 30, 2020, the Company’s tangible equity to total tangible assets ratio was 10.33% and HomeTrust Bank’s capital was well in excess of all regulatory requirements. Our strong capital level positions us well in the face of the challenges of the COVID-19 pandemic.

Income Statement Review
Net interest income decreased to $24.7 million for the quarter ended June 30, 2020, compared to $26.9 million for the comparative quarter in fiscal 2019. The $2.2 million, or 8.2% decrease was due to a $4.7 million decrease in interest and dividend income primarily driven by lower rates on loans and commercial paper as a result of lower federal funds and other market interest rates, which was partially offset by a $2.5 million decrease in interest expense. Average interest-earning assets increased $198.4 million, or 6.2% to $3.4 billion for the quarter ended June 30, 2020. The average balance of total loans receivable increased by $82.0 million, or 3.0% compared to the same quarter last year due to organic loan growth and PPP loan originations partially offset by the sale of $154.9 million of one-to-four family loans in December 2019. The average balance of commercial paper and deposits in other banks increased $120.8 million, or 36.4% between the periods driven by increases in commercial paper investments as a result of the Company's increased liquidity. Our investments in commercial paper have short-term maturities and limited exposure of $15.0 million or less per each highly-rated company. These increases were partially funded by a cumulative $128.3 million, or 4.3% increase in average interest-bearing liabilities and noninterest-bearing deposits and a $11.6 million, or 22.3% decrease in other interest-earning assets as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended June 30, 2020 decreased to 2.92% from 3.37% for the same period a year ago due to lower market interest rates.
Total interest and dividend income decreased $4.7 million, or 13.2% for the three months ended June 30, 2020 as compared to the same period last year, which was primarily driven by a $3.9 million, or 12.1% decrease in loan interest income, a $432,000, or 19.9% decrease in interest income from commercial paper and deposits in other banks, and a $386,000, or 41.7% decrease in interest income on other interest-earning assets. The lower interest income from loans and commercial paper and deposits in other banks was primarily driven by the decrease in yields caused by the significant reduction in current market rates. Average loan yields decreased 69 basis points to 4.06% for the quarter ended June 30, 2020 from 4.75% in the corresponding quarter last year. For the quarters ended June 30, 2020 and 2019, average loan yields included five and six basis points, respectively, from the accretion of purchase discounts on acquired loans. The incremental accretion and the impact to the yield on loans may change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the purchase discount for acquired loans decreases. The total purchase discount for acquired loans was $5.1 million at June 30, 2020, compared to $6.7 million at June 30, 2019.
Total interest expense decreased $2.5 million, or 28.5% for the quarter ended June 30, 2020 compared to the same period last year. The decrease was driven by a $2.2 million, or 57.0% decrease in interest expense on borrowings and, to a lesser extent, a $304,000, or 6.1% decrease in interest expense on deposits. Average borrowings for the quarter ended June 30, 2020 decreased $189.8 million, or 27.1% along with a 92 basis point decrease in the average cost of borrowings compared to the same period last year. The decrease in average borrowings was offset by the $318.1 million, or 13.8% increase in average deposits (interest and noninterest bearing) due to successful deposit gathering campaigns and funds from PPP loans and other government stimulus. The decrease in the average cost of borrowing was driven by the lower federal funds rate during the current quarter compared to the prior year. The overall average cost of funds decreased 37 basis points to 0.95% for the current quarter compared to 1.32% in the same quarter last year due primarily to the impact of the lower amount of borrowings and rates.
Net interest income decreased to $104.1 million for the year ended June 30, 2020, compared to $106.8 million for fiscal 2019. The $2.7 million, or 2.6% decrease was due to a $960,000 decrease in interest and dividend income primarily driven by a decrease in yields and a $1.8 million increase in interest expense. Average interest-earning assets increased $174.7 million, or 5.5% to $3.3 billion for the year ended June 30, 2020 compared to $3.2 billion in the prior year. For the year ended June 30, 2020, the average balance of total loans receivable increased $114.8 million, or 4.4% compared to last year primarily due to organic loan growth. The average balance of commercial paper and deposits in other banks increased $59.2 million, or 18.1% between the years driven by increases in commercial paper investments. These increases were primarily funded by the $165.5 million, or 5.7% increase in average interest-bearing liabilities and noninterest-bearing deposits, as compared to last year. Net interest margin (on a fully taxable-equivalent basis) for the year ended June 30, 2020 decreased to 3.17% from 3.43% for the year ended June 30, 2019.
Total interest and dividend income decreased $960,000, or 0.7% for the year ended June 30, 2020 as compared to last year, which was driven by a $896,000, or 25.0% decrease in interest income on other interest-earning assets and a $579,000, or 7.0% decrease in interest income from commercial paper and interest-bearing deposits in other banks. The reduced income was a result of lower interest rates on commercial paper and other investments as well as lower interest earned on FHLB stock as borrowings were paid down during the year. The overall decreases were partially offset by a $271,000, or 0.2% increase in loan interest income and a $244,000, or 7.1% increase in interest income from securities available for sale. The additional loan interest income was driven by the increase in the average balance of loans receivable offset by a decrease in loan interest yield compared to the prior year. Average loan yields decreased by 18 basis points to 4.49% for the year ended June 30, 2020 from 4.67% last year. For the year ended June 30, 2020 and 2019, average loan yields included six and eight basis points, respectively, from the accretion of purchase discounts on acquired loans.
Total interest expense increased $1.8 million, or 5.8% for the year ended June 30, 2020 compared to last year. The increase was driven by a $7.1 million, or 44.9% increase in deposit interest expense partially offset by a $5.3 million, or 36.3% decrease in interest expense on borrowings. The additional deposit interest expense was a result of a $211.1 million, or 10.9% increase in the average balance of interest-bearing deposits along with a 25 basis point increase in the average cost of those deposits for the year ended June 30, 2020 as compared to last year. Average borrowings for the year ended June 30, 2020 decreased $103.8 million, or 15.4% along with a 54 basis point decrease in the average cost of borrowings compared to last year. The overall cost of funds increased two basis points to 1.18% for the year ended June 30, 2020 compared to 1.16% last year.
Noninterest income increased $377,000, or 5.5% to $7.2 million for the three months ended June 30, 2020 from $6.8 million for the same period in the previous year primarily due a $702,000, or 60.9% increase in other noninterest income and $237,000, or 11.1% increase in gains on the sale of loans, partially offset by a $338,000, or 14.3% decrease in service charges and fees on deposit accounts and fees and a $218,000, or 32.8% decrease in loan income and fees. The increase in other noninterest income primarily related to operating lease income from the new equipment finance line of business. The increase in gain on the sale of loans was driven by an increase in mortgage loan sales that was partially offset by lower SBA loan sales. There were $68.6 million of residential mortgage loans originated for sale which were sold with gains of $1.9 million compared to $39.4 million sold and gains of $792,000 in the corresponding quarter in the prior year. During the quarter ended June 30, 2020, $4.0 million of the guaranteed portion of SBA commercial loans were sold with gains of $286,000 compared to $18.8 million sold and gains of $1.3 million in the corresponding quarter in the prior year as COVID-19 dramatically affected our SBA line of business. In addition, $53.1 million of home equity loans were sold during the quarter for a gain of $232,000. The decrease in service charges on deposit accounts was a result of fewer transactions as customers have decreased spending during the pandemic. The decrease in loan income and fees is primarily a result of lower fees from our adjustable rate conversion program.
Noninterest income increased $7.4 million, or 32.2% to $30.3 million for the year ended June 30, 2020 from $22.9 million in the previous year primarily due to a $3.7 million, or 60.0% increase in the gain on sale of loans held for sale, a $2.7 million, or 74.7% increase in other noninterest income, and a $1.1 million, or 75.4% increase in loan income and fees. The increase in the gain on sale of loans held for sale was a result of the previously discussed one-to-four family loans sold during the period which resulted in a non-recurring $1.3 million gain. In addition to this non-recurring gain, $203.9 million of residential mortgage loans were sold with gains of $5.4 million for the year ended June 30, 2020, compared to $120.6 million sold with gains of $2.8 million in the corresponding period in the prior year. During the year ended June 30, 2020, $38.1 million of SBA commercial loans were sold with recorded gains of $2.8 million compared to $47.4 million sold and gains of $3.4 million in the prior year. In addition, $71.1 million of home equity loans were sold during the year for a gain of $415,000. The increase in other noninterest income primarily related to operating lease income from the equipment finance line of business. The increase in loan income and fees is primarily a result of our adjustable rate conversion program and prepayment fees on equipment finance loans.
Noninterest expense for the three months ended June 30, 2020 increased $1.2 million, or 5.3% to $24.7 million compared to $23.4 million for the three months ended June 30, 2019. The increase was primarily due to a $886,000, or 6.7% increase in salaries and employee benefits as a result of new positions and annual salary increases; a $628,000, or 20.0% increase in other expenses, mainly driven by depreciation from our equipment finance line of business; a $181,000, or 9.3% increase in computer services; and a $376,000, or 141.9% increase in real estate owned ("REO") related expenses as a result of losses in the current year versus a gain in the prior year. Partially offsetting these increases was a cumulative decrease of $834,000, or 17.4% in net occupancy expense; marketing and advertising expense; telephone, postage, and supplies expense; deposit insurance premiums; and core deposit intangible amortization for the three months ended June 30, 2020 compared to the same period last year.
Noninterest expense for the year ended June 30, 2020 increased $7.0 million, or 7.8% to $97.1 million compared to $90.1 million for the year ended June 30, 2019. The increase was primarily due to a $4.4 million, or 8.4% increase in salaries and employee benefits; a $3.0 million, or 27.4% increase in other expenses, mainly driven by depreciation from our equipment finance line of business and expenses related to our core conversion; a $489,000, or 6.4% increase in computer services; a $235,000, or 7.7% increase in telephone, postage, and supplies; and a $162,000, or 12.3% increase in REO-related expenses. Partially offsetting these increases was a $608,000, or 30.0% decrease in core deposit intangible amortization; a decrease of $526,000, or 36.9% in deposit insurance premiums related to credit from the Federal Deposit Insurance Corporation in the first and second fiscal quarter; and a $226,000, or 2.4% decrease in net occupancy expenses for the year ended June 30, 2020 compared to the last year.
For the three months ended June 30, 2020, the Company's income tax expense decreased $1.1 million, or 54.2% to $964,000 from $2.1 million as a result of lower taxable income. The effective tax rate for the three months ended June 30, 2020 and 2019 was 21.1% and 20.8%, respectively.
For the year ended June 30, 2020, the Company's income tax expense decreased $767,000, or 11.3% to $6.0 million from $6.8 million in the previous year as a result of lower taxable income. The effective tax rate for the year ended June 30, 2020 and 2019 was 20.9% and 20.0%, respectively.
Balance Sheet Review
Total assets increased $246.7 million, or 7.1% to $3.7 billion at June 30, 2020 compared $3.5 billion at June 30, 2019. Total liabilities increased $247.3 million, or 8.1% to $3.3 billion at June 30, 2020 compared $3.1 billion at June 30, 2019. Deposit growth of $458.5 million, or 19.7% was used to pay down $205.0 million, or 30.1% of borrowings and fund the increase in total assets for fiscal 2020. The increase in loans held for sale primarily relates to home equity loans originated for sale during the period. Deferred income taxes decreased $5.6 million, or 21.0% to $20.9 million at June 30, 2020 from $26.5 million at June 30, 2019 due to the use of net operating loss carryforwards and increases in deferred tax liabilities from bonus depreciation during the year.
As of July 1, 2019, the Company adopted the new lease accounting standard, which drove several changes on the balance sheet. Land totaling $2.1 million related to the Company's one finance lease (f/k/a capital lease) was reclassed from premises and equipment, net to other assets as a right of use ("ROU") asset and the corresponding liability was reclassed from a separate line on the balance sheet to other liabilities as a lease liability. As of June 30, 2020, the Company has $4.6 million in ROU assets and corresponding lease liabilities, which are maintained in other assets and other liabilities, respectively.
Stockholders' equity at June 30, 2020 decreased $633,000, or 0.2% to $408.3 million compared to $408.9 million at June 30, 2019. Changes within stockholders' equity included $22.8 million in net income and $2.5 million in stock-based compensation, offset by 1,114,094 shares of common stock repurchased at an average cost of $21.98, or approximately $24.5 million in total, and $4.6 million related to cash dividends declared. The Company has not repurchased any stock since April 1, 2020. As of June 30, 2020, HomeTrust Bank and the Company were considered "well capitalized" in accordance with their regulatory capital guidelines and exceeded all regulatory capital requirements.

Asset Quality
The allowance for loan losses was $28.1 million, or 1.01% of total loans, at June 30, 2020 compared to $21.4 million, or 0.79% of total loans, at June 30, 2019. The allowance for loan losses to total gross loans excluding PPP loans and acquired loans was 1.11% at June 30, 2020, compared to 0.85% at June 30, 2019. The overall increase was primarily driven by additional allowance stemming from the Company's assessment of COVID-19 on the loan portfolio.
There was a $8.5 million provision for loan losses for the year ended June 30, 2020, compared to $5.7 million for the corresponding period in fiscal year 2019. The increase in the current year provision included significant adjustments relating to COVID-19 as a result of changes in qualitative factors based on increased risk in loan sub-categories, which include: lodging, restaurants, shopping centers, other retail businesses, and equipment finance. The provision in the prior year primarily related to one commercial loan relationship. Net loan charge offs totaled $1.9 million for the year ended June 30, 2020, compared to $5.3 million for fiscal year 2019. Net charge-offs as a percentage of average loans were 0.07% and 0.20% for the year ended June 30, 2020 and 2019, respectively.
Nonperforming assets increased by $3.0 million, or 22.4% to $16.3 million, or 0.44% of total assets, at June 30, 2020 compared to $13.3 million, or 0.38% of total assets at June 30, 2019. Nonperforming assets included $15.9 million in nonaccruing loans and $337,000 in REO at June 30, 2020, compared to $10.4 million and $2.9 million, in nonaccruing loans and REO, respectively, at June 30, 2019. The increase in nonaccruing loans primarily relates to one commercial loan relationship that was moved to nonaccrual during the second quarter. Included in nonperforming loans are $6.3 million of loans restructured from their original terms of which $293,000 were current at June 30, 2020, with respect to their modified payment terms. Purchased impaired loans aggregating $965,000 obtained through prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans was 0.58% at June 30, 2020 and 0.38% at June 30, 2019.
The ratio of classified assets to total assets decreased to 0.84% at June 30, 2020 from 0.89% at June 30, 2019 due to the increase in total assets during fiscal 2020. Classified assets increased slightly to $31.1 million at June 30, 2020 compared to $30.9 million at June 30, 2019. Our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a loan portfolio with a moderate risk profile, however we will remain diligent in our review of the portfolio and overall economy as we continue to maneuver through the uncertainty surrounding COVID-19.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of June 30, 2020, the Company had assets of $3.7 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 40 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.
Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet - Chairman, President and Chief Executive Officer
Tony J. VunCannon - Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019 (2)
Assets
Cash	$31,908	$41,206	$47,213	$52,082	$40,909
Interest-bearing deposits	89,714	40,855	41,705	65,011	30,134
Cash and cash equivalents	121,622	82,061	88,918	117,093	71,043
Commercial paper	304,967	281,955	253,794	254,302	241,446
Certificates of deposit in other banks	55,689	57,544	47,628	50,117	52,005
Securities available for sale, at fair value	127,537	158,621	146,022	165,714	121,786
Other investments, at cost	38,946	41,201	36,898	45,900	45,378
Loans held for sale	77,177	38,682	118,055	289,319	18,175
Total loans, net of deferred loan fees	2,769,119	2,663,524	2,554,541	2,508,730	2,705,190
Allowance for loan losses	(28,072)	(26,850)	(22,031)	(21,314)	(21,429)
Net loans	2,741,047	2,636,674	2,532,510	2,487,416	2,683,761
Premises and equipment, net	58,462	58,738	58,020	58,509	61,051
Accrued interest receivable	12,312	9,501	9,714	10,434	10,533
Real estate owned ("REO")	337	1,075	1,451	2,582	2,929
Deferred income taxes	20,944	21,750	22,066	24,257	26,523
Bank owned life insurance ("BOLI")	92,187	91,612	91,048	90,499	90,254
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	1,078	1,381	1,715	2,088	2,499
Other assets	44,909	41,600	36,755	31,441	23,157
Total Assets	$3,722,852	$3,548,033	$3,470,232	$3,655,309	$3,476,178
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,785,756	$2,554,787	$2,557,769	$2,494,194	$2,327,257
Borrowings	475,000	535,000	435,000	685,000	680,000
Other liabilities	53,833	52,806	60,468	63,047	60,025
Total liabilities	3,314,589	3,142,593	3,053,237	3,242,241	3,067,282
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (1)	170	171	177	178	180
Additional paid in capital	169,648	170,368	182,366	186,359	190,315
Retained earnings	242,776	240,325	240,312	232,315	224,545
Unearned Employee Stock Ownership Plan ("ESOP") shares	(6,348)	(6,480)	(6,612)	(6,744)	(6,877)
Accumulated other comprehensive income	2,017	1,056	752	960	733
Total stockholders' equity	408,263	405,440	416,995	413,068	408,896
Total Liabilities and Stockholders' Equity	$3,722,852	$3,548,033	$3,470,232	$3,655,309	$3,476,178
_________________________________

(1)
Shares of common stock issued and outstanding were 17,016,372 at June 30, 2020; 17,101,954 at March 31, 2020; 17,664,384 at December 31, 2019; 17,818,145 at September 30, 2019; and 17,984,105 at June 30, 2019.

(2)	Derived from audited financial statements.

Consolidated Statement of Income (Unaudited)

	Three Months Ended			Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2020	2020	2019	2020	2019 (1)
Interest and Dividend Income
Loans	$28,008	29,781	$31,861	$122,174	$121,903
Commercial paper and interest-bearing deposits in other banks	1,740	1,794	2,172	7,699	8,278
Securities available for sale	786	912	861	3,687	3,443
Other investments	540	550	926	2,694	3,590
Total interest and dividend income	31,074	33,037	35,820	136,254	137,214
Interest Expense
Deposits	4,692	5,971	4,996	22,837	15,757
Borrowings	1,694	1,757	3,935	9,313	14,626
Total interest expense	6,386	7,728	8,931	32,150	30,383
Net Interest Income	24,688	25,309	26,889	104,104	106,831
Provision for Loan Losses	2,700	5,400	200	8,500	5,700
Net Interest Income after Provision for Loan Losses	21,988	19,909	26,689	95,604	101,131
Noninterest Income
Service charges and fees on deposit accounts	2,030	2,304	2,368	9,382	9,611
Loan income and fees	447	294	665	2,494	1,422
Gain on sale of loans held for sale	2,369	1,503	2,132	9,946	6,218
BOLI income	522	518	529	2,246	2,103
Other, net	1,855	1,756	1,152	6,264	3,586
Total noninterest income	7,223	6,375	6,846	30,332	22,940
Noninterest Expense
Salaries and employee benefits	14,172	14,455	13,286	56,709	52,291
Net occupancy expense	2,256	2,246	2,408	9,228	9,454
Computer services	2,121	2,023	1,940	8,153	7,664
Telephone, postage, and supplies	813	862	830	3,275	3,040
Marketing and advertising	156	396	634	1,872	1,853
Deposit insurance premiums	426	462	467	900	1,426
Loss (gain) on sale and impairment of REO	448	(15)	(61)	536	439
REO expense	193	250	326	939	874
Core deposit intangible amortization	303	334	449	1,421	2,029
Other	3,764	3,890	3,136	14,096	11,064
Total noninterest expense	24,652	24,903	23,415	97,129	90,134
Income Before Income Taxes	4,559	1,381	10,120	28,807	33,937
Income Tax Expense	964	188	2,107	6,024	6,791
Net Income	$3,595	1,193	$8,013	$22,783	$27,146
_________________________________

(1)	Derived from audited financial statements.

Per Share Data

	Three Months Ended			Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Net income per common share:(1)
Basic	$0.22	$0.07	$0.45	$1.34	$1.52
Diluted	$0.22	$0.07	$0.44	$1.30	$1.46
Average shares outstanding:
Basic	16,217,185	16,688,646	17,332,700	16,729,056	17,692,493
Diluted	16,489,125	17,258,428	17,984,958	17,292,239	18,393,184
Book value per share at end of period	$23.99	$23.71	$22.74	$23.99	$22.74
Tangible book value per share at end of period (2)	$22.44	$22.15	$21.20	$22.44	$21.20
Cash dividends declared per common share	$0.07	$0.07	$0.06	$0.25	$0.18
Total shares outstanding at end of period	17,016,372	17,101,954	17,984,105	17,016,372	17,984,105
__________________________________________________

(1)	Basic and diluted net income per common share have been prepared in accordance with the two-class method.

(2)	See Non-GAAP reconciliations below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended			Year Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Performance ratios:(1)
Return on assets (ratio of net income to average total assets)	0.39%	0.14%	0.92%	0.63%	0.80%
Return on equity (ratio of net income to average equity)	3.54	1.15	7.87	5.54	6.62
Tax equivalent yield on earning assets(2)	3.66	4.12	4.48	4.13	4.39
Rate paid on interest-bearing liabilities	0.96	1.16	1.32	1.18	1.16
Tax equivalent average interest rate spread(2)	2.71	2.96	3.16	2.95	3.23
Tax equivalent net interest margin(2) (3)	2.92	3.16	3.37	3.17	3.43
Average interest-earning assets to average interest-bearing liabilities	127.89	121.79	119.33	122.10	120.39
Operating expense to average total assets	2.67	2.84	2.70	2.71	2.65
Efficiency ratio	77.25	78.60	69.41	72.25	69.46
Efficiency ratio - adjusted(4)	76.51	77.85	68.81	71.62	68.83
__________________________________

(1)	Ratios are annualized where appropriate.

(2)	The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate since the interest from these leases is tax exempt.

(3)	Net interest income divided by average interest-earning assets.

(4)	See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Asset quality ratios:
Nonperforming assets to total assets(1)	0.44%	0.47%	0.45%	0.37%	0.38%
Nonperforming loans to total loans(1)	0.58	0.59	0.56	0.43	0.38
Total classified assets to total assets	0.84	0.86	0.90	0.84	0.89
Allowance for loan losses to nonperforming loans(1)	176.30	171.40	154.48	195.88	206.90
Allowance for loan losses to total loans	1.01	1.01	0.86	0.85	0.79
Allowance for loan losses to total gross loans excluding PPP loans and acquired loans(2)	1.11	1.07	0.92	0.92	0.85
Net charge-offs (recoveries) to average loans (annualized)	0.21	0.09	(0.05)	0.02	0.47
Capital ratios:
Equity to total assets at end of period	10.97%	11.43%	12.02%	11.30%	11.76%
Tangible equity to total tangible assets(2)	10.33	10.76	11.33	10.63	11.06
Average equity to average assets	11.02	11.80	11.52	11.54	11.72
__________________________________________

(1)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At June 30, 2020, there were $6.3 million of restructured loans included in nonaccruing loans and $2.8 million, or 17.6%, of nonaccruing loans were current on their loan payments as of that date. Purchased impaired loans acquired through acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(2)	See Non-GAAP reconciliations below for adjustments.

Average Balance Sheet Data

	Three Months Ended June 30,
	2020			2019
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
Assets:
Interest-earning assets:
Loans receivable (1)	$2,789,751	$28,319	4.06%	$2,707,738	$32,156	4.75%
Commercial paper and deposits in other banks	453,038	1,740	1.54%	332,246	2,172	2.62%
Securities available for sale	142,601	786	2.21%	135,438	861	2.54%
Other interest-earning assets(3)	40,490	540	5.34%	52,080	926	7.11%
Total interest-earning assets	3,425,880	31,385	3.66%	3,227,502	36,115	4.48%
Other assets	263,212			247,356
Total Assets	3,689,092			3,474,858
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	481,314	522	0.43%	462,626	348	0.30%
Money market accounts	772,823	1,150	0.60%	691,701	1,472	0.85%
Savings accounts	166,216	42	0.10%	184,719	56	0.12%
Certificate accounts	748,722	2,978	1.59%	666,219	3,120	1.87%
Total interest-bearing deposits	2,169,075	4,692	0.87%	2,005,265	4,996	1.00%
Borrowings	509,617	1,694	1.33%	699,374	3,935	2.25%
Total interest-bearing liabilities	2,678,692	6,386	0.95%	2,704,639	8,931	1.32%
Noninterest-bearing deposits	453,048			298,769
Other liabilities	150,788			64,102
Total liabilities	3,282,528			3,067,510
Stockholders' equity	406,564			407,348
Total liabilities and stockholders' equity	3,689,092			3,474,858

Net earning assets	$747,188			$522,863
Average interest-earning assets to average interest-bearing liabilities	127.89%			119.33%
Tax-equivalent:
Net interest income		$24,999			$27,184
Interest rate spread			2.71%			3.16%
Net interest margin(4)			2.92%			3.37%
Non-tax-equivalent:
Net interest income		$24,688			$26,889
Interest rate spread			2.68%			3.12%
Net interest margin(4)			2.88%			3.33%
_________________________________________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $311 and $295 for the three months ended June 30, 2020 and 2019, respectively, calculated based on a combined federal and state tax rate of 24%.
(3) The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4) Net interest income divided by average interest-earning asset.

	Years Ended June 30,
	2020			2019
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
Assets:
Interest-earning assets:
Loans receivable (1)	$2,748,124	$123,364	4.49%	$2,633,298	$123,076	4.67%
Commercial paper and deposits in other banks	385,208	7,699	2.00%	326,035	8,278	2.54%
Securities available for sale	150,249	3,687	2.45%	145,344	3,443	2.37%
Other interest-earning assets(3)	42,119	2,694	6.40%	46,360	3,590	7.74%
Total interest-earning assets	3,325,700	137,444	4.13%	3,151,037	138,387	4.39%
Other assets	265,376			245,859
Total Assets	3,591,076			3,396,896
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	457,455	1,627	0.36%	462,933	1,251	0.27%
Money market accounts	767,315	6,910	0.90%	689,946	5,102	0.74%
Savings accounts	166,588	195	0.12%	194,635	245	0.13%
Certificate accounts	764,013	14,105	1.85%	596,727	9,159	1.53%
Total interest-bearing deposits	2,155,371	22,837	1.06%	1,944,241	15,757	0.81%
Borrowings	568,377	9,313	1.64%	672,186	14,626	2.18%
Total interest-bearing liabilities	2,723,748	32,150	1.18%	2,616,427	30,383	1.16%
Noninterest-bearing deposits	365,634			307,420
Other liabilities	90,247			63,229
Total liabilities	3,179,629			2,987,076
Stockholders' equity	411,447			409,820
Total liabilities and stockholders' equity	3,591,076			3,396,896

Net earning assets	$601,952			$534,610
Average interest-earning assets to average interest-bearing liabilities	122.10%			120.43%
Tax-equivalent:
Net interest income		$105,294			$108,004
Interest rate spread			2.95%			3.23%
Net interest margin(4)			3.17%			3.43%
Non-tax-equivalent:
Net interest income		$104,104			$106,831
Interest rate spread			2.92%			3.19%
Net interest margin(4)			3.13%			3.39%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $1,190 and $1,173 for the year ended June 30, 2020 and 2019, respectively, calculated based on a combined federal and state tax rate of 24%.
(3) The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Retail consumer loans:
One-to-four family	$473,693	$487,777	$417,255	$396,649	$660,591
HELOCs - originated	137,447	144,804	142,989	141,129	139.435
HELOCs - purchased	71,781	82,232	92,423	104,324	116,972
Construction and land/lots	81,859	80,765	71,901	85,319	80,602
Indirect auto finance	132,303	135,449	142,533	147,808	153,448
Consumer	10,259	11,576	11,102	11,400	11,416
Total retail consumer loans	907,342	942,603	878,203	886,629	1,162,464
Commercial loans:
Commercial real estate	1,052,906	990,693	998,019	990,787	927,261
Construction and development	215,934	249,714	223,839	203,494	210,916
Commercial and industrial	154,825	164,539	152,727	158,706	160,471
Equipment finance	229,239	198,962	185,427	154,479	132,058
Municipal leases	127,987	115,992	115,240	114,382	112,016
PPP loans	80,697	—	—	—	—
Total commercial loans	1,861,588	1,719,900	1,675,252	1,621,848	1,542,722
Total loans	2,768,930	2,662,503	2,553,455	2,508,477	2,705,186
Deferred loan costs, net	189	1,021	1,086	253	4
Total loans, net of deferred loan fees	2,769,119	2,663,524	2,554,541	2,508,730	2,705,190
Allowance for loan losses	(28,072)	(26,850)	(22,031)	(21,314)	(21,429)
Loans, net	$2,741,047	$2,636,674	$2,532,510	$2,487,416	$2,683,761
Deposits

(Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Core deposits:
Noninterest-bearing accounts	$429,901	$322,812	$327,320	$327,371	$294,322
NOW accounts	582,299	496,561	457,428	449,623	452,295
Money market accounts	836,738	801,424	815,949	769,000	691,172
Savings accounts	197,676	169,792	167,520	169,872	177,278
Total core deposits	2,046,614	1,790,589	1,768,217	1,715,866	1,615,067
Certificates of deposit	739,142	764,198	789,552	778,328	712,190
Total	$2,785,756	$2,554,787	$2,557,769	$2,494,194	$2,327,257

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; and the ratio of the allowance for loan losses to total loans excluding PPP loans and acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended			Year Ended
(Dollars in thousands)	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Noninterest expense	$24,652	$24,903	$23,415	$97,129	$90,134

Net interest income	$24,688	$25,309	$26,889	$104,104	$106,831
Plus noninterest income	7,223	6,375	6,846	30,332	22,940
Plus tax equivalent adjustment	311	305	295	1,190	1,173
Net interest income plus noninterest income – as adjusted	$32,222	$31,989	$34,030	$135,626	$130,944
Efficiency ratio - adjusted	76.51%	77.85%	68.81%	71.62%	68.83%
Efficiency ratio (without adjustments)	77.25%	78.60%	69.41%	72.25%	69.46%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Total stockholders' equity	$408,263	$405,440	$416,995	$413,068	$408,896
Less: goodwill, core deposits intangibles, net of taxes	26,468	26,701	26,959	27,246	27,562
Tangible book value (1)	$381,795	$378,739	$390,036	$385,822	$381,334
Common shares outstanding	17,016,372	17,101,954	17,664,384	17,818,145	17,984,105
Tangible book value per share	$22.44	$22.15	$22.08	$21.65	$21.20
Book value per share	$23.99	$23.71	$23.61	$23.18	$22.74
_________________________________________________________________
(1)    Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
(Dollars in thousands)
Tangible equity(1)	$381,795	$378,739	$390,036	$385,822	$381,334
Total assets	$3,722,852	$3,548,033	$3,470,232	$3,655,309	$3,476,178
Less: goodwill and core deposit intangibles, net of taxes	26,468	26,701	26,959	27,246	27,562
Total tangible assets(2)	$3,696,384	$3,521,332	$3,443,273	$3,628,063	$3,448,616
Tangible equity to tangible assets	10.33%	10.76%	11.33%	10.63%	11.06%
_________________________________________________________________
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude PPP loans and acquired loans:

	As of
(Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Total gross loans receivable (GAAP)	$2,768,930	$2,662,503	$2,553,455	$2,508,477	$2,705,186
Less: acquired loans	168,266	176,971	186,970	206,937	214,046
Less: PPP loans	80,697	—	—	—	—
Adjusted loans (non-GAAP)	$2,519,967	$2,485,532	$2,366,485	$2,301,540	$2,491,140

Allowance for loan losses (GAAP)	$28,072	$26,850	$22,031	$21,314	$21,429
Less: allowance for loan losses on acquired loans	182	182	152	194	201
Adjusted allowance for loan losses	$27,890	$26,668	$21,879	$21,120	$21,228
Allowance for loan losses / Adjusted loans (non-GAAP)	1.11%	1.07%	0.92%	0.92%	0.85%